Enthusiast Gaming Holdings Inc.

SHARE UNIT PLAN

Adopted on January 20, 2021

Enthusiast Gaming Holdings Inc.

Share Unit Plan

1	PURPOSE AND DEFINITIONS

1.1	Purpose

The purposes of the Plan are to: (i) support the achievement of the Corporation’s performance objectives; (ii)  ensure that interests of key persons are aligned with the long term success of the Corporation and the creation of value for its shareholders; and (iii) provide compensation opportunities to attract, retain and motivate persons critical to the long-term success of the Corporation and its subsidiaries.

1.2	Definitions

For the purposes of the Plan, the following terms have the following meanings:

(a)	“Adjustment Factor” means the Adjustment Factor set out in the Grant Notice for an award of Performance Share Units.

(b)	“Affiliate” has the meaning set out in the Business Corporations Act, RSO 1990, c B.16.

(c)	“Applicable Withholdings” means all income taxes and other source deductions required to be withheld by a Participating Company.

(d)	“Board” means the board of directors of the Corporation.

(e)	“Cause” shall include, among other things, gross misconduct, theft, fraud or breach of confidentiality.

(f)	“Change of Control” means, for the purposes of this Plan, an event whereby (i) any Person becomes the beneficial owner, directly or indirectly, of 50% or more of either the issued and outstanding Shares or the combined voting power of the Corporation’s then outstanding voting securities entitled to vote generally in the election of directors; (ii) any Person acquires, directly or indirectly, securities of the Corporation to which is attached the right to elect the majority of the directors of the Corporation; (iii) the Corporation undergoes a liquidation or dissolution or sells all or substantially all of its assets; (iv) the Board’s nominees named in the most recent Management Information Circular of the Corporation for election to the Board no longer constitute a majority of the Board as a result of or in connection with: (A) a contested election of directors or (B) a merger, consolidation, reorganization or acquisition involving the Corporation or any of its affiliated entities and another corporation or other entity; or (v) a merger or consolidation of the Corporation is consummated with any other Person, other than (A) a merger or consolidation that would result in the voting securities entitled to vote generally in the election of directors outstanding immediately prior thereto continuing to represent, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, at least fifty percent (50%) of the combined voting power of the voting securities entitled to vote generally in the election of directors of the Corporation or such surviving entity or parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Corporation in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing fifty percent (50%) or more of the combined voting power of the Corporation’s then outstanding securities. For greater certainty, unless the Board decides otherwise, the consummation of any transaction or series of transactions immediately following which the record holders of the Shares immediately before such transaction or series of transactions continue, directly or indirectly, to have substantially the same proportionate ownership in any entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions, shall not constitute a Change of Control.

(g)	“Committee” means the committee designated by the Board from time to time to administer this Plan and, in the absence of such a delegation, means the Board.

(h)	“Corporation” means Enthusiast Gaming Holdings Inc.

(i)	“Disability” means the termination of the Participant’s employment at a time when the Participant is eligible for long term disability benefits under the Corporation’s long term disability program.

(j)	“Dividend Performance Share Unit” has the meaning set out in Section 3.2.

(k)	“Dividend Restricted Share Unit” has the meaning set out in Section 3.2.

(l)	“Dividend Share Unit” means a Dividend Performance Share Unit or a Dividend Restricted Share Unit.

(m)	“Eligible Participant” means any consultant, service provider, part-time and full-time employee, director, including non-executive director, or officer of a Participating Company.

(n)	“Fair Market Value” means the volume weighted average trading price of a Share on the Toronto Stock Exchange for the 5 trading days immediately preceding the applicable day. Should Shares no longer be publicly traded at the relevant time such that the Fair Market Value cannot be so determined, the Fair Market Value of a Share shall be determined by the Board in its sole discretion.

(o)	“Grant Date” means the date the Board determines to be the applicable date of grant of a Share Unit.

(p)	“Grant Notice” means a notice of grant substantially in the form set out as Schedule A in the case of Performance Share Units, and substantially in the form set out as Schedule B in the case of Restricted Share Units, each as amended by the Committee from time to time.

(q)	“Grant Term” designates the period of time set out in the Grant Notice for Restricted Share Units.

(r)	“Insider” has the meaning given to this term in the TSX Company Manual, as amended from time to time.

(s)	“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

(t)	“Participant” means any Eligible Participant to whom a Share Unit is granted.

(u)	“Participating Company” means the Corporation, and such of its Affiliates as are designated by the Board from time to time.

(v)	“Performance Period” has the meaning set out in the Grant Notice for Performance Share Units.

(w)	“Performance Share Unit” means a right granted to an Eligible Participant to receive, as set out in the Plan, upon settlement, a Share or the Share Unit Amount, based on the achievement of the performance criteria set out in the applicable Grant Notice (which in the case of a U.S. Participant must constitute a substantial risk of forfeiture for purposes of Section 83 of the Internal Revenue Code and Section 409A).

(x)	“Person” means an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body, and pronouns which refer to a person shall have a similarly extended meaning.

(y)	“Plan” means this Share Unit Plan, as amended from time to time.

(z)	“Resignation for Good Reason” means, in the context of a Change of Control, the resignation of a Participant following the occurrence of any of the following condition(s), without the prior written consent of the Participant, which condition(s) remain in effect more than thirty (30) days after written notification by the Participant to the Corporation (such notification to be made within a period not to exceed ninety (90) days from the initial existence of the condition): (i) the requirement that the Participant relocate his or her office or home base to a location that is outside a 50-kilometer radius of his or her office or home base immediately prior to the Change of Control; or (ii) the assignment to the Participant of a set of responsibilities and/or the employment or continued employment of the Participant on terms and conditions that are not the Substantial Equivalent of such Participant’s set of responsibilities and/or terms and conditions of employment in effect immediately prior to the Change of Control.

(aa)	“Restricted Share Unit” means a right granted to an Eligible Participant to receive, as set out in the Plan, upon settlement, a Share or the Share Unit Amount, based on the achievement of the criteria set out in the applicable Grant Notice.

(bb)	“Retirement” means a cessation of employment by a Participant who is eligible for retirement under the Corporation’s policies.

(cc)	“Section 409A” means section 409A of the Internal Revenue Code and the applicable Treasury Regulations issued thereunder.

(dd)	“Share” means a common share of the Corporation.

(ee)	“Share Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan, long-term incentive plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares from treasury to one or more full-time employees, officers, Insiders, service providers or consultants of the Corporation or a Subsidiary including a share purchase from treasury by a full-time employee, officer, Insider, service provider or consultant which is financially assisted by the Corporation or a Subsidiary by way of a loan, guarantee or otherwise

(ff)	“Share Unit” means a Performance Share Unit or a Restricted Share Unit.

(gg)	“Share Unit Account” means the notional account maintained for each Participant to which Share Units are credited.

(hh)	“Share Unit Amount” has the meaning set out in Section 3.3.

(ii)	“Substantial Equivalent” means, with respect to a Participant:

(i)	a set of responsibilities that are

(A)	commensurate with such Participant’s professional training and experience; and

(B)	in all material respects, equivalent to or better than the set of responsibilities of such Participant; and

(ii)	terms and conditions of employment that include an annual base salary rate, annual cash incentive compensation opportunities and additional compensation and benefits that are overall substantially equivalent to or better than the terms and conditions of employment of such Participant.

(jj)	“Termination Date” means (i) in the event of a Participant’s voluntary termination, the date on which such Participant ceases to be in the office or employ of a Participating Company; (ii) in the event of the termination of the Participant’s employment or office by the Participating Company, the date on which such Participant is informed by the Participating Company, in writing or orally, that his/her services are no longer required; or (iii) such later date as may be directed by the Corporation.

(kk)	“U.S. Participant” means a Participant who is a citizen or permanent resident of the United States of America or a Participant whose Share Unit would otherwise be subject to taxation under the Internal Revenue Code.

(ll)	“Vested Performance Share Unit” has the meaning set out in Section 4.2.

(mm)	“Vested Restricted Share Unit” has the meaning set out in Section 5.1.

(nn)	“Vested Share Unit” means a Vested Performance Share Unit or a Vested Restricted Share Unit.

(oo)	“Vesting Date” means the date or dates designated in the Grant Notice, or such earlier date as is provided for in the Plan or is determined by the Committee.

1.3	Effective Date of Plan

The effective date of the Plan is January 20, 2021.

2	ADMINISTRATION

2.1	Administration of the Plan

Subject to the Committee reporting to the Board on all matters relating to this Plan and obtaining approval of the Board for those matters required by the Committee’s mandate and under applicable laws and regulations, this Plan will be administered by the Committee which has the sole and absolute discretion to: (i)  recommend to the Board grants of Share Units to Eligible Participants; (ii) interpret and administer the Plan; (iii) establish, amend and rescind any rules and regulations relating to the Plan; (iv) determine which Participating Company will grant Share Units; (v) establish conditions to the vesting of Share Units; (vi) set, waive and amend performance targets; and (vii) make any other determinations as the Committee deems necessary or desirable for the administration of the Plan. Subject to Section 6.2, the Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan, in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Committee with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Participants.

2.2	Governing Law

The Plan shall be governed by and construed in accordance with the laws Ontario and the federal laws of Canada applicable therein.

2.3	Taxes and Other Source Deductions

Notwithstanding any other provision of this Plan, all distributions or payments to a Participant under the Plan shall be made net of applicable source deductions, unless otherwise permitted by applicable laws. If the event giving rise to the withholding obligation involves a distribution of Shares or otherwise does not provide for a payment of cash at the time the withholding obligation arises, then, the withholding obligation may be satisfied by (a) having the appropriate number of such Shares sold by the Corporation or any third party instructed by the Corporation to withhold any Shares, as soon as permissible and practicable, with the proceeds of such sale being remitted to the appropriate governmental authorities, or (b) any other mechanism determined by the Committee as may be required or appropriate to conform with local tax and other rules.

3	SHARE UNITS

3.1	Awards of Share Units

The Board may grant Share Units to Eligible Participants in its sole discretion. The award of a Share Unit to an Eligible Participant at any time shall neither entitle such Eligible Participant to receive nor preclude such Eligible Participant from receiving a subsequent grant of Share Units.

3.2	Crediting of Share Units and Dividend Share Units

Share Units granted to a Participant shall be credited to the Participant’s Share Unit Account effective the applicable Grant Date. From time to time, a Participant’s Share Unit Account shall be credited with Dividend Share Units in the form of additional Performance Share Units (“Dividend Performance Share Units”) in respect of outstanding Performance Share Units or Restricted Share Units (“Dividend Restricted Share Units”) in respect of outstanding Restricted Share Units on each dividend payment date in respect of which normal cash dividends are paid on Shares. Such Dividend Share Units shall be computed as:

(a)	the amount of the dividend declared and paid per Share multiplied by the number of Performance Share Units and Restricted Share Units, as applicable, recorded in the Participant’s Share Unit Account on the date for the payment of such dividend, divided by

(b)	the Fair Market Value of a Share as at the dividend payment date.

3.3	Settlement of Share Units

Settlement of Share Units may be made, at the option of the Corporation and in its sole discretion, in Shares issued from treasury, Shares purchased from the secondary market by an independent investment dealer designated by the Corporation, in cash or as a combination of these methods.

The Corporation shall settle Vested Share Units within sixty (60) days of their Vesting Date, by, and at the Corporation’s option and in its sole discretion, (i) issuing or providing to the Participant the number of Shares equal to one Share for each whole Vested Share Unit and delivering to the Participant (A) such number of Shares; less (B) the number of Shares with a Fair Market Value equal to the Applicable Withholdings; (ii) the Corporation paying to the Participant an amount in cash (the “Share Unit Amount”) equal to: (A) the number of Vested Share Units multiplied by (B) the Fair Market Value minus (C) Applicable Withholdings; or (iii) a combination of (i) and (ii). In the case of a settlement under section (i), the number of Shares with a Fair Market Value equal to the Applicable Withholdings shall be sold on behalf of the Participant and the net proceeds of such sale remitted by the Corporation to the appropriate taxation authorities. For the avoidance of doubt, in no case will the Corporation settle a Vested Share Unit held by a U.S. Participant later than the date that is the 15th day of the third month following the end of the year in which the Vested Share Unit ceased to be subject to a substantial risk of forfeiture for purposes of Section 83 of the Internal Revenue Code and Section 409A.

3.4	Shares Reserved for Issuance

3.4.1	As at January 20, 2021, the maximum number of Shares issuable from treasury reserved and available under the Plan for grants of Share Units is limited to 4% of the issued and outstanding Shares, from time to time, provided that Shares reserved for issuance pursuant to Share Units which are cancelled or terminated without having been settled shall again be available for issuance under this Plan. In addition, the maximum number of Shares issuable in aggregate at any time under the Plan and any other Share Compensation Arrangement adopted by the Corporation cannot exceed 10% of the Shares issued and outstanding at such time.

3.4.2	Under no circumstances may the Plan, together with all of the Corporation’s other previously established or proposed Share Compensation Arrangement arrangements result, at any time, in the number of Shares reserved for issuance pursuant to Share Units and/or other units or stock options to any one person exceeding 5% of the issued and outstanding Shares.

3.4.3	Any Insider may not, within a 12 month period, be issued a number of Shares under the Plan and/or under any other Share Compensation Arrangement of the Corporation exceeding 10% of the issued and outstanding Shares.

3.4.4	Under no circumstances may the Plan, together with all of the Corporation’s other previously established or proposed Share Compensation Arrangement, result, at any time, in the number of Shares issued to or issuable to Insiders exceeding 10% of the issued and outstanding Shares.

3.4.5	The number of Shares that are issuable to non-employee directors under this Plan and any other Share Compensation Arrangement, other than deferred share units issued to directors in lieu of retainer fees and granted on a value-for-value basis with such retainer fees (if any), shall not at any time exceed (i) in aggregate, 1% of the issued and outstanding Shares; or (ii) $150,000 worth of Shares annually per Eligible Participant.

3.5	Effect of Settlement of Share Units.

A Participant shall have no further rights respecting any Vested Share Unit which has been settled in accordance with the Plan.

3.6	Reporting of Share Units

Statements of the Share Unit Accounts will be made available to Participants at least annually.

4	PERFORMANCE SHARE UNITS

4.1	Vesting Date

Performance Share Units shall vest on the Vesting Date, conditional on the satisfaction of any additional vesting conditions established by the Committee from time to time, provided, however, that additional vesting conditions shall be established with respect to U.S. Participants only to the extent allowable under, and in accordance with, the requirements of Section 409A. Dividend Performance Share Units shall vest at the same time and in the same proportion as the associated Performance Share Units.

4.2	Performance Vesting

The number of Performance Share Units which vest on a Vesting Date (each, a “Vested Performance Share Unit”) is the number of Performance Share Units and Dividend Performance Share Units scheduled to vest on such Vesting Date multiplied by the Adjustment Factor.

4.3	Resignation and Termination for Cause

If the employment or office of a Participant is terminated due to resignation by the Participant or by the Corporation for Cause, the Participant shall forfeit all rights, title and interest with respect to Performance Share Units and the related Dividend Share Units which are not Vested Performance Share Units at the Participant’s Termination Date. All Vested Performance Share Units will be settled as at the Participant’s Termination Date.

4.4	Termination Without Cause

If the employment of a Participant is terminated by the Corporation without Cause, a pro-rata portion of the Participant’s unvested Performance Share Units and related Dividend Share Units shall vest immediately prior to the Participant’s Termination Date, based on the number of complete months from the first day of the Performance Period to the Termination Date divided by the number of months in the Performance Period. The Participant’s Vested Performance Share Units shall be settled within sixty (60) days after their original Vesting Date, provided, however, in the case of a U.S. Participant such Vested Performance Share Units shall be settled not later than the date provided in the last sentence of Section 3.3. The Participant shall otherwise forfeit all rights, title and interest with respect to Performance Share Units and Dividend Performance Share Units which are not Vested Performance Share Units at the Participant’s Termination Date.

4.5	Death or Disability of Participant

If the employment of a Participant is terminated by the death or Disability of such Participant, a pro-rata portion of the Participant’s unvested Performance Share Units and related Dividend Share Units shall vest immediately prior to the date of the Participant’s death or Disability, based on the number of complete months from the first day of the Performance Period to the date of the Participant’s death or Disability divided by the number of months in the Performance Period. The Participant’s Vested Performance Share Units shall be settled within sixty (60) days after their original Vesting Date, provided, however, in the case of a U.S. Participant such Vested Performance Share Units shall be settled not later than the date provided in the last sentence of Section 3.3. The Participant shall otherwise forfeit all rights, title and interest with respect to Performance Share Units and Dividend Performance Share Units which are not Vested Performance Share Units at the date of the Participant’s death or Disability.

4.6	Retirement of Participant

In case of Retirement of a Participant, all of the Participant’s Performance Share Units and related Dividend Performance Share Units shall continue to vest and shall be settled at the end of the Performance Period in the same manner as if the Participant had continued employment to the end of the Performance Period. The Participant’s Performance Share Units shall be settled within sixty (60) days after their original Vesting Date.

4.7	Termination following a Change of Control

Notwithstanding anything in this Section to the contrary, if the employment of a Participant is terminated by the Corporation without Cause or the Participant submits a Resignation for Good Reason, in each case, within twelve (12) months following a Change of Control, all of the Participant’s Performance Share Units and related Dividend Performance Share Units shall vest immediately prior to the Participant’s Termination Date using an Adjustment Factor of 1.0 and shall be settled as at the Termination Date.

5	RESTRICTED SHARE UNITS

5.1	Vesting Date

Each Restricted Share Unit shall vest (“Vested Restricted Share Unit”) on the Vesting Date, conditional on the satisfaction of any additional vesting conditions established by the Committee from time to time, provided, however, that additional vesting conditions shall be established with respect to U.S. Participants only to the extent allowable under, and in accordance with, the requirements of Section 409A. Dividend Restricted Share Units shall vest at the same time and in the same proportion as the associated Restricted Share Units.

5.2	Resignation and Termination for Cause

If the employment of a Participant is terminated due to resignation by the Participant or by the Corporation for Cause, the Participant shall forfeit all rights, title and interest with respect to Share Units and Dividend Share Units which are not Vested Restricted Share Units at the Participant’s Termination Date.

5.3	Termination Without Cause

If the employment of a Participant is terminated by the Corporation without Cause, a pro-rata portion of the Participant’s unvested Restricted Share Units and related Dividend Share Units shall vest immediately prior to the Participant’s Termination Date, based on the number of months from the first day of the Grant Term to the Termination Date divided by the number of months in the Grant Term. The Participant’s Vested Restricted Share Units shall be settled within sixty (60) days after their original Vesting Date, provided, however, in the case of a U.S. Participant such Vested Restricted Share Units shall be settled not later than the date provided in the last sentence of Section 3.3. The Participant shall otherwise forfeit all rights, title and interest with respect to Restricted Share Units and Dividend Share Units which are not Vested Restricted Share Units at the Participant’s Termination Date.

5.4	Death or Disability of Participant

If the employment of a Participant is terminated by the death or Disability of the Participant, a pro-rata portion of the Participant’s Restricted Share Units and related Dividend Share Units shall vest immediately prior to the date of the Participant’s death or Disability, based on the number of months from the first day of the Grant Term to the date of the Participant’s death or Disability divided by the number of months in the Grant Term. The Participant’s Vested Restricted Share Units shall be settled within sixty (60) days after their original Vesting Date, provided, however, in the case of a U.S. Participant such Vested Restricted Share Units shall be settled not later than the date provided in the last sentence of Section 3.3. The Participant shall otherwise forfeit all rights, title and interest with respect to Restricted Share Units and Dividend Restricted Share Units which are not Vested Restricted Share Units at the date of the Participant’s death or Disability.

5.5	Retirement of Participant

In case of Retirement of a Participant, all of the Participant’s Restricted Share Units and related Dividend Share Units shall continue to vest and shall be settled at the end of the Grant Term in the same manner as if the Participant had continued employment to the end of the Grant Term. The Participant’s Restricted Share Units shall be settled within sixty (60) days after their original Vesting Date, provided, however, in the case of a U.S. Participant such Vested Restricted Share Units shall be settled not later than the date provided in the last sentence of Section 3.3.

5.6	Termination Following a Change of Control

Notwithstanding anything in this Section to the contrary, if the employment of a Participant is terminated by the Corporation without Cause or if the Participant submits a Resignation for Good Reason, in each case, within twelve months following a Change of Control, all of the Participant’s Restricted Share Units and related Dividend Share Units shall vest immediately prior to the Participant’s Termination Date and shall be settled as at the Termination Date.

6	GENERAL

6.1	Capital Adjustments

In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Corporation’s assets to shareholders, or any other change in the capital of the Corporation affecting Shares, the Committee will make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change (for the purpose of preserving the value of the Share Units), with respect to (i) the number or kind of shares or other securities on which the Share Units and Dividend Share Units are based; and (ii) the number of Share Units and Dividend Share Units; provided, however, that no substitution or adjustment will obligate the Corporation to issue or sell fractional shares.

6.2	Amendment, Suspension, or Termination of Plan

The Committee may amend, suspend or terminate the Plan, or any portion thereof, at any time, subject to those provisions of applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange), if any, that require the approval of shareholders or any governmental or regulatory body.

The Board may from time to time, in its absolute discretion and without the approval of the shareholders of the Corporation, make the following amendments to the Plan or any Share Unit:

6.2.1	any amendment to the vesting provisions of the Plan and any Grant Notice, including to accelerate, conditionally or otherwise, on such terms as it sees fit, the Vesting Date or the settlement of a Share Unit;

6.2.2	any amendment to the Plan or a Share Unit as necessary to comply with applicable law or the requirements of the applicable stock exchange or any other regulatory body having authority over the Corporation, the Plan or the shareholders of the Corporation;

6.2.3	any amendment of a “housekeeping” nature, including, without limitation, to clarify the meaning of an existing provision of the Plan, correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan, correct any grammatical or typographical errors or amend the definitions in the Plan regarding administration of the Plan;

6.2.4	any amendment respecting the administration of the Plan; and

6.2.5	any other amendment that does not require the approval of the shareholders of the Corporation including.

Shareholder approval will be required for the following amendments:

6.2.6	amendments to the number of Shares issuable under the Plan, including an increase to a fixed maximum number or percentage of Shares, or a change from a fixed maximum percentage to a fixed maximum number of Shares;

6.2.7	any amendment expanding the categories of Eligible Participant which would have the potential of broadening or increasing Insider participation;

6.2.8	any amendment that may increase limits imposed on non-employee director participation;

6.2.9	any amendment which would permit the Share Units granted under the Plan to be transferable or assignable other than as set out in Section 6.5.

6.2.10	amendments to this Section 6.2; and

6.2.11	amendments required to be approved by shareholders under applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange).

If this Plan is terminated, the provisions of this Plan and any administrative guidelines, and other rules adopted by the Board and in force at the time of this Plan, will continue in effect as long as a Share Unit or any rights pursuant thereto remain outstanding. In such a case, notwithstanding the termination of the Plan, the Board may make any amendments to the Plan or the Share Units it would be entitled to make if the Plan were still in effect.

The Board may amend or modify any outstanding Share Unit in any manner to the extent that the Board would have had the authority to initially grant the award as so modified or amended; provided that, where such amendment or modification is materially adverse to the holder, the consent of the holder is required to effect such amendment or modification.

6.3	Unfunded Plan

To the extent any individual holds any rights under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Corporation.

6.4	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Participating Companies and each Participant, including without limitation, the legal representative of a Participant, or any receiver or trustee in bankruptcy or representative of the creditors of a Participating Company or a Participant.

6.5	Transferability of Awards

Rights respecting Share Units and Dividend Share Units shall not be transferable or assignable other than by will or the laws of descent and distribution.

6.6	No Special Rights

Nothing contained in the Plan or in any Share Unit or Dividend Share Unit will confer upon any Participant any right to the continuation of the Participant’s employment by, or service relationship with, a Participating Company or interfere in any way with the right of any Participating Company at any time to terminate that employment or service relationship or to increase or decrease the compensation of the Participant. Share Units and Dividend Share Units shall not be considered Shares nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Shares, nor shall any Participant be considered the owner of Shares by virtue of his or her ownership of Share Units or Dividend Share Units.

6.7	Awards are Intended to be Exempt from Section 409A

All Share Units and Dividend Share Units granted under the Plan are intended to be exempt from the requirements of Section 409A and each such award shall be interpreted and construed accordingly.

6.8	Tax Consequences

It is the responsibility of the Participant to complete and file any tax returns which may be required under Canadian or other applicable jurisdiction’s tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan. No Participating Company shall be held responsible for any tax consequences to a Participant as a result of the Participant’s participation in the Plan.

6.9	No Liability

No Participating Company shall be liable to any Participant for any loss resulting from a decline in the market value of any Shares.

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SCHEDULE A

ENTHUSIAST GAMING HOLDINGS INC.

(the “Corporation”)

SHARE UNIT PLAN

FORM OF GRANT NOTICE FOR PERFORMANCE SHARE UNITS

[Name of Employee] (the “Participant”)

Pursuant to the Corporation’s Share Unit Plan effective ● (the “Plan”) and in consideration of services provided to any Participating Company by the Participant, the Corporation hereby grants to the Participant ____________________ Performance Share Units under the Plan.

All capitalized terms not defined in this Grant Notice have the meaning set out in the Plan. No cash or other compensation shall at any time be paid in respect of any Share Units or Dividend Share Units which have been forfeited or terminated under the Plan or on account of damages relating to any Share Units or Dividend Share Units which have been forfeited or terminated under the Plan.

The Adjustment Factor for the Performance Share Units is determined as follows:

●

The Adjustment Factor for performance between the numbers set out above is interpolated on a straight line basis.

The Vesting Date for this award is _______________________. The Performance Period for the award is _______________________ to _______________________.

The granting and settlement of these Performance Share Units and any related Dividend Performance Share Units are subject to the terms and conditions of the Plan, a copy of which has been provided to the Participant all of which are incorporated into and form a part of this Grant Notice. For greater certainty, the Participant authorizes the sale of a sufficient number of Shares to pay Applicable Withholdings on the settlement of any Performance Share Units.

DATED _______________________

ENTHUSIAST GAMING HOLDINGS INC.

Per:

1

SCHEDULE B

ENTHUSIAST GAMING HOLDINGS INC.

(the “Corporation”)

SHARE UNIT PLAN

FORM OF GRANT NOTICE FOR RESTRICTED SHARE UNITS

[Name of Employee] (the “Participant”)

Pursuant to the Corporation’s Share Unit Plan effective ● (the “Plan”), and in consideration of services provided to any Participating Company by the Participant, the Corporation hereby grants to the Participant _________Restricted Share Units under the Plan.

All capitalized terms not defined in this Grant Notice have the meaning set out in the Plan. No cash or other compensation shall at any time be paid in respect of any Share Units or Dividend Share Units which have been forfeited or terminated under the Plan or on account of damages relating to any Share Units or Dividend Share Units which have been forfeited or terminated under the Plan.

The Vesting Dates for this award are _____________________, [as to one third (1/3), _____________________, as to an additional one third (1/3) and _____________________, as to the final one third (1/3)]. The Grant Term for this award is _____________________, to _____________________.

The granting and settlement of these Restricted Share Units and any related Dividend Restricted Share Units are subject to the terms and conditions of the Plan, a copy of which has been provided to the Participant, all of which are incorporated into and form a part of this Grant Notice. For greater certainty, the Participant authorizes the sale of a sufficient number of Shares to pay Applicable Withholdings on the settlement of any Restricted Share Units.

DATED ___________________.

ENTHUSIAST GAMING HOLDINGS INC.

Per:

1